Exhibit 2.1

ASSET PURCHASE AGREEMENT

AMONG

OMEGA SYSTEMS OF NORTH AMERICA LLC,

TRI-CORE SYSTEMS ENTERPRISES, LLC,

OMEGA SYSTEMS OF NORTH AMERICA VOTING TRUST,

OMEGA SYSTEMS OF NORTH AMERICA HOLDING TRUST,

TRI-CORE HOLDING TRUST,

EVAN P. LEWIS

AND

OPEN SOLUTIONS INC.

Closing Date July 23, 2004

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EXHIBITS AND SCHEDULES

Exhibit A	—	Escrow Agreement
Exhibit B	—	Opinion of Counsel to Seller Parties
Exhibit C	—	Bill of Sale, Assignment and Conveyance
Exhibit D	—	Lease
Exhibit E	—	Employment Agreement
Exhibit F	—	Assumption of Liabilities

Schedule 1A	—	Assumed Liabilities
Schedule 1B	—	Purchased Assets
Schedule 3.3	—	Consents, Etc.
Schedule 3.4	—	Title to Purchased Assets
Schedule 3.6	—	Reference Date Balance Sheet
Schedule 3.10	—	Compliance with Law
Schedule 3.13	—	Contracts
Schedule 3.14	—	Intellectual Property
Schedule 3.15	—	Real Property
Schedule 3.17	—	Labor; ERISA
Schedule 3.20	—	Brokers
Schedule 3.24		Debt

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ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (the “Agreement”) is executed as of July 23, 2004, by and among OMEGA SYSTEMS OF NORTH AMERICA LLC, a limited liability company formed under the laws of the State of Nevada (“Omega”), EVAN P. LEWIS, AS SOLE TRUSTEE OF OMEGA SYSTEMS OF NORTH AMERICA VOTING TRUST, under Agreement and Declaration of Trust dated as of December 29, 1999, the sole member of Omega (“Omega Voting Trust”), EVAN P. LEWIS, AS SOLE TRUSTEE OF OMEGA SYSTEMS OF NORTH AMERICA HOLDING TRUST, under Agreement and Declaration of Trust dated as of December 29, 1999, the holder of all of the interests of the Omega Voting Trust (“Omega Holding Trust”), TRI-CORE SYSTEMS ENTERPRISES, LLC, a limited liability company formed under the laws of the State of Nevada (“Tri-Core” and together with Omega, “Sellers”), EVAN P. LEWIS, AS SOLE TRUSTEE OF TRI-CORE HOLDING TRUST, under Agreement and Declaration of Trust dated as of December 29, 1999, the sole member of Tri-Core (“Tri-Core Holding Trust” and together with Omega Voting Trust and Omega Holding Trust, the “Trusts”), EVAN P. LEWIS, an individual residing at 1282 Bell Drive, Cortland, NY 13053 (“Lewis” and collectively with Sellers and the Trusts, the “Seller Parties”) and OPEN SOLUTIONS INC., a corporation incorporated under the laws of the State of Delaware (“Buyer”) (collectively, the “parties”).

RECITALS

     WHEREAS, Buyer wishes to purchase from Sellers, and Sellers wish to sell to Buyer, the Purchased Assets (as defined below) upon the terms and conditions of this Agreement; and

     WHEREAS, in order to induce Buyer to purchase the Purchased Assets, the Trusts and Lewis, each of whom will receive a direct, tangible and material benefit from the transactions contemplated by this Agreement by virtue of the fact the Trusts and Lewis are directly or indirectly the sole beneficiaries or other economic interest holders of Sellers, are willing to be a parties to this Agreement as set forth herein.

AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

     For purposes of this Agreement, the following terms shall have the following meanings:

     “Accounts Receivable” shall mean (a) all trade accounts receivable and other rights to payment from customers of Sellers and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Sellers, (b) all other accounts or notes receivable of Sellers and the full benefit of all security for such accounts or notes, and (c) any claim, remedy or other right related to any of the foregoing.

     “Assumed Liabilities” shall mean only the duties, liabilities or obligations of Sellers, if any, arising after the Closing Date in connection with the items identified on Schedule 1A, except as otherwise noted on Schedule 1A, and shall specifically exclude, among other things, (i) any liabilities for employment, income, sales, property or other Taxes incurred or accrued by Sellers, including without limitation as a result of this transaction; (ii) any fees or expenses incurred by Sellers in connection with this transaction; (iii) any debt, payables or other liabilities to Related Persons (including Debt, payables or other liabilities owing by one Seller to the other Seller) other than salary and other payroll related expenses that may be specifically set forth on Schedule 1A; (iv) any liabilities related to any employee benefit plan, including, without limitation, any 401(k), any profit sharing or pension plan, whether or not sponsored by Sellers, any deferred compensation payables, accrued bonus payables, other accrued liabilities, and any COBRA-related obligations; (v) any and all liability related to Sellers’ Real Property except as specifically set forth in the Lease; (vi) any litigation pending against Sellers; (vii) any warranty liability to Seller’s customers, including any liability arising out of or relating to any breach by Sellers of any obligation to a customer that occurred prior to the Closing, and (viii) any Debt.

     “Business” shall mean the business of selling, supporting, installing and supplying remittance systems.

     “Closing” shall mean the consummation of the purchase and sale transaction described herein.

     “Closing Date” shall mean the date on which the Closing occurs, as specified in Section 2.6.

     “Current Assets” shall mean all assets listed as current assets on the Reference Date Balance Sheet, including without limitation, Accounts Receivable but excluding (i) principal and interest of loans owed by Evan Lewis to Seller ($241,575.62 as of the Reference Date), and (ii) as to each Seller, current assets that represent obligations of the other Seller. For purposes of determining current assets, accounts receivable shall be booked using Sellers’ historic method for booking accounts receivable.

     “Current Liabilities” shall mean all liabilities listed as current liabilities on the Reference Date Balance Sheet, including without limitation, trade accounts payable.

     “Debt”, as applied to any Person, means: (a) indebtedness or liability of such Person for borrowed money, or with respect to deposits or advances of any kind, or for the deferred purchase price of property or services; (b) all obligations of such Person evidenced by notes bonds, debentures or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person for the deferred purchase price of property or services; (e) all obligations of such Person as lessee under capital leases; (f) current liabilities of such Person in respect of the present value of unfunded vested benefits under any employee benefit plan;

(g) obligations of such Person under letters of credit, bankers acceptances, or comparable arrangements; (h) obligations of such Person arising under acceptance facilities; (i) guaranties; endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations of such Person to purchase, to provide funds for payment, to supply funds to invest in any Persons, or otherwise to assure a creditor against loss; (j) all obligations of such Person secured by any Lien on any of such Person’s assets or property, whether or not the obligations have assumed, and (k) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements.

     “Excluded Assets” shall mean those items listed as such on Schedule 1B hereto.

     “Financial Statements” shall have the meaning assigned to it in Section 3.6.

     “Governmental Entity” shall mean any court, administrative agency, commission, state, municipality or other governmental authority or instrumentality, domestic or foreign, national or international.

     “Liens” shall mean all liabilities, claims, liens, charges, pledges, security interests, options, restrictions or other encumbrances of any kind.

     “Material Adverse Effect” means any circumstance, change in, or effect on, the Business or Sellers that, individually or in the aggregate with any other circumstances, changes in, or effects on, Sellers or the Business: (a) is, or could be, materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Business, or (b) could materially adversely affect the ability of Buyer to operate or conduct the Business in the manner in which it is currently operated or conducted, or contemplated to be conducted, by Sellers.

     “Net Current Assets” shall mean the amount of Current Assets included in the Purchased Assets minus the amount of Current Liabilities included in the Assumed Liabilities.

     “Permitted Liens” shall have the meaning assigned to it in Section 3.4.

     “Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency or political subdivision thereof).

     “Purchase Price” shall mean the aggregate amount to be paid by Buyer to Sellers for the Purchased Assets and includes the cash consideration payable pursuant to Section 2.2(a) and the Escrow Funds payable pursuant to Section 2.2(b).

     “Purchased Assets” shall mean all of each Seller’s property and assets, whether real, personal or mixed, tangible and intangible, of every kind and description, wherever located,

including without limitation those items identified on Schedule 1B, but excluding the Excluded Assets.

     “Records” shall mean all books of account, general, financial and accounting records, files, invoices, payment authorizations, correspondence to and from customers, suppliers and payors, and other data and information owned by Sellers.

     “Reference Date” shall mean December 31, 2003.

     “Reference Date Balance Sheet” shall mean the consolidated, unaudited balance sheet for Sellers as of the Reference Date.

     “Related Person” shall mean any officer, manager, trustee, member, employee, consultant, beneficiary, economic interest holder or equivalent of any Seller Party or any member of the immediate family of any such officer, manager, trustee, member, employee, consultant, beneficiary, economic interest holder or equivalent, or any entity controlled by any such officer, manager, member, employee, consultant, beneficiary, economic interest holder or equivalent or by any such family member.

     “Taxes” (or “Tax” where the context requires) shall mean all federal, state, county, city, local, foreign and other taxes (including, without limitation, premium, excise, value added, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, including deficiencies, interest, additions to tax or interest or penalties with respect thereto.

ARTICLE 2

SALE OF ASSETS; CLOSING

     Section 2.1. Sale of Assets. At the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens (except Permitted Liens), good and marketable title to all of the Purchased Assets. It is intended that the consummation of the purchase and sale of the Purchased Assets will transfer the Business to Buyer as a going concern with all of the assets, properties and rights used in or required for the operation and conduct of the Business as of the Closing Date.

     Section 2.2. Consideration. The Purchase Price shall be Two Million Four Hundred Nine Thousand Five Hundred Seventeen Dollars and Two Cents ($2,409,517.02), subject to the adjustments set forth in this Agreement, including without limitation in Sections 2.3 and 2.4 hereof. Buyer shall pay the Purchase Price by delivery in the following manner:

     (a) $1,959,517.02 in cash by wire transfer at Closing to Sellers, provided that Buyer may require that a portion of such amount be paid directly to holders of Liens who are to be paid off by Sellers at Closing; and

     (b) $450,000 (the “Escrow Funds”) in cash by wire transfer at Closing to U.S. Bank National Association (the “Escrow Agent”), to be held under an escrow agreement in substantially the form of Exhibit A (the “Escrow Agreement”), said Escrow Funds to be paid to Sellers on the one (1) year anniversary of the Closing Date in accordance with the Escrow Agreement but subject to the terms and conditions described in this Agreement, including, without limitation, in Sections 2.3, 2.4 and 6.7 hereof.

     Section 2.3. Net Current Assets Adjustment to Purchase Price.

     (a) Estimated Net Current Assets. Within sixty (60) days following the Closing Date, Buyer will prepare, or cause to have prepared, and deliver to Sellers a balance sheet of the Business (the “Final Balance Sheet”) and a statement of the Net Current Assets of the Business as of the Closing Date. As prepared by Buyer, this statement of the Net Current Assets shall be referred to as the “Estimated Net Current Assets.” The Estimated Net Current Assets shall be prepared using substantially the same principles and methodologies used by Sellers in the preparation of the Financial Statements.

     (b) Objection. The Estimated Net Current Assets shall be deemed accepted by Sellers and binding unless Sellers send Buyer a written objection thereto within thirty (30) days following Sellers’ receipt thereof. In the event that Sellers deliver a timely written objection as aforesaid, and Buyer and Sellers are unable to resolve such objection within thirty (30) days after Buyer is notified of Sellers’ objection, the matters in dispute shall be submitted for final and binding determination to a firm of independent certified public accountants of national recognition and standing jointly selected by Buyer and Sellers (the “Accountants”). The Accountants shall prepare their resolution statement within forty-five (45) days of appointment. In the event that the parties cannot agree on the identity of the Accountants, the firm to be used shall be selected by lot from among the “Big 4” accounting firms having offices in the Hartford, Connecticut area, other than those firms which have had a material relationship with Buyer or Sellers. The Estimated Net Current Assets proposed by Buyer, as adjusted by agreement of Sellers and Buyer or finally determined by the Accountants, as applicable, to reflect the resolution of any timely objections made thereto by Sellers in accordance with this paragraph, shall constitute the “Final Net Current Assets” and shall be binding on the parties hereto. Buyer and Sellers shall each pay their own expenses of preparing and analyzing the Estimated Net Current Assets and resolving objections thereto. The fees and expenses of the Accountants used to resolve objections will be borne equally by Buyer and Sellers.

     (c) Access to Information. Solely in connection with the preparation of the Estimated Net Current Assets and the Final Net Current Assets:

     (i) Buyer shall give Sellers and their accountants reasonable access to the books and records of the Business, and shall cause employees of the Business to cooperate with them and provide them with all information reasonably requested, all after receiving reasonable notice from them of their requirements and reaching agreement as to mutually convenient times for review; and

     (ii) Buyer and the Seller Parties, to the extent within their respective control, shall give to each other and their agents access to the books, financial records, work papers and other materials and documents used or produced in connection with the preparation of the Estimated Net Current Assets and the Final Net Current Assets.

     (d) Final Net Current Assets. In the event that the Final Net Current Assets are less than Two Hundred Eighteen Thousand Eight Hundred Twenty-Nine and 79/100 Dollars ($218,829.79) (the difference is referred to as a “Reduction in Net Current Assets”), the Seller Parties shall be jointly and severally liable for such difference as a reduction in the cash portion of the Purchase Price. Buyer shall be entitled to set-off the amount of such Reduction in Net Current Assets from the Escrow Funds in accordance with Section 6.7 of this Agreement, and, to the extent the Reduction in Net Current Assets exceeds the amount of the Escrow Funds then available under the Escrow Agreement, the Seller Parties shall pay the difference to Buyer within (10) days after receipt of written demand therefor. In the event that the Final Net Current Assets are greater than Two Hundred Eighteen Thousand Eight Hundred Twenty-Nine and 79/100 Dollars ($218,829.79) (the excess is referred to as an “Excess in Net Current Assets”), the Purchase Price shall be increased by such difference. Buyer shall pay to Seller by wire transfer an amount equal to the Excess in Net Current Assets within ten (10) days following the determination of Final Net Current Assets.

     Section 2.4. Accounts Receivable Adjustment to Purchase Price.

     (a) Receivable Shortfall. Buyer and the Seller Parties agree that the Purchase Price payable to Sellers shall be reduced to the extent that the Accounts Receivable have not been collected by Buyer within ninety (90) days following the Closing Date (the “Collection Period”).

     (b) Adjustment to Purchase Price. Within sixty (60) days following the end of the Collection Period, Buyer shall prepare and furnish to Sellers a statement setting forth the Accounts Receivable and all payments made thereon, calculated as of the end of the Collection Period, and the amount, if any, owing from the Seller Parties pursuant to Section 2.4(a) (a “Receivable Shortfall”). The Seller Parties shall be jointly and severally liable for the Receivable Shortfall. Buyer shall set-off the Receivable Shortfall from the Escrow Funds in accordance with Section 6.7 and, to the extent the amount of the Receivable Shortfall exceeds the amount of the Escrow Funds then available under the Escrow Agreement, the Seller Parties shall pay the difference to Buyer within (10) days after receipt of written demand therefor. Upon payment of the Receivable Shortfall, Buyer shall assign to Seller those Accounts Receivable which were uncollected at the end of the Collection Period.

     (c) Collection of Accounts Receivable. Between the Closing Date and the end of the Collection Period, Buyer shall use reasonable efforts consistent with its usual and customary collection practices to collect the Accounts Receivable, provided that Buyer shall not be obligated to resort to litigation.

     Section 2.5. Buyer’s Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, and in further consideration of the transfer of the

Purchased Assets, at the Closing Buyer shall assume only those duties, liabilities or obligations of Sellers included in the Assumed Liabilities.

     Section 2.6. Closing. The Closing shall take place (via facsimile, telephone, mail and other mutually acceptable means of communication and delivery) simultaneously at the offices of Buyer’s counsel, Shipman & Goodwin LLP in Hartford, Connecticut and Sellers’ counsel, Devorsetz, Stinziano, Gilberti, Heintz and Smith, P.C. on the date hereof or at such other time and location as the parties hereto shall agree in writing.

     Section 2.7. Deliveries by Seller, Trust and Lewis at Closing. At the Closing, Sellers shall convey, transfer, assign and deliver to Buyer all of the Purchased Assets, including good and merchantable title to all personal property included therein, free and clear of all Liens (except Permitted Liens). The Seller Parties shall deliver to Buyer:

     (a) The Escrow Agreement fully executed by Sellers and Escrow Agent;

     (b) An opinion of the Seller Parties’ general counsel and special Nevada counsel, dated the Closing Date with respect to the matters set forth in Exhibit B to this Agreement;

     (c) Evidence of authorization to change the names of each of the Seller Parties to remove from such names the words “Omega” and “Tri-Core”, and documents sufficient to effectuate such change and to convey all rights in the names Omega, Omega Systems, Tri-Core and Tri-Core Systems to Buyer;

     (d) Bill of Sale in the form of Exhibit C, and such assignments and other instruments of transfer as may be reasonably satisfactory to Buyer’s counsel, and with such consents to the conveyance, transfer and assignment thereof as may be necessary to effect the conveyance, transfer, assignment and delivery of the Purchased Assets and to vest in Buyer the title specified in this Section and to assure to Buyer the full benefit of the Purchased Assets, including without limitation:

     (i) the transfer of all registered Proprietary Rights of Sellers (as such term is defined in Section 3.14 hereof) and applications therefor; and

     (ii) the consents listed on Schedule 3.3;

     (e) Releases of all Liens (other than Permitted Liens) on the Purchased Assets, including, without limitation, a pay-off letter and security interest and escrow releases from Robert Sadler;

     (f) The Lease Agreement between Lewis and Buyer with respect to 128 West Main Street, Dryden, New York 13053 (the “Lease”), in the form attached hereto as Exhibit D, fully executed by Lewis (the “Lease );

     (g) Good Standing Certificates of recent date for Sellers from the Secretary of State of the State of Nevada;

     (h) The Employment Agreement in the form attached hereto as Exhibit E, fully executed by Lewis;

     (i) Member’s Certificates with respect to certain organizational matters of each Seller, in form and substance satisfactory to Buyer; and

     (j) A Certificate of the Trustees of each Trust with respect to certain organizational matters of such Trust, in form and substance satisfactory to Buyer.

     In connection with Closing, Buyer is requiring all employees of Sellers to be hired by Buyer to enter into Buyer’s standard form of NDA/Invention assignment agreement. Simultaneously with the delivery referred to in this Section, the Seller Parties shall take or cause to be taken all such actions as may reasonably be required to put Buyer in actual possession and operating control of the Purchased Assets.

     Section 2.8. Deliveries by Buyer at Closing. At the Closing, Buyer shall deliver to the Sellers:

     (a) The Escrow Agreement fully executed by Buyer;

     (b) Assumption Agreement in the form attached hereto as Exhibit F, fully executed by Buyer, pursuant to which Buyer assumes, as of the Closing Date, the Assumed Liabilities;

     (c) The Lease, fully executed by Buyer;

     (d) In accordance with Section 2.2(a) of this Agreement, Buyer shall deliver to Sellers an amount equal to $1,959,517.02, constituting the cash portion of the Purchase Price;

     (e) In accordance with Section 2.2(b) of this Agreement, Buyer shall deliver to the Escrow Agent $450,000, constituting the Escrow Funds; and

     (f) the Employment Agreement in the form attached hereto as Exhibit E, fully executed by Buyer.

     Section 2.9. Allocation of Purchase Price. The parties agree that the Purchase Price, along with the Assumed Liabilities, shall be allocated among the Purchased Assets as determined by Buyer based upon allocation principles which are reasonable and consistent with applicable law; provided that $5,000 of the cash portion of the Purchase Price shall be allocated to the non-competition covenants contained in Section 5.7 hereof and $9,600 of the cash portion of the Purchase Price shall be allocated to tangible personal property. Buyer shall provide Sellers with a draft allocation schedule within one hundred eight (180) days following the Closing Date. Each party agrees that it shall not take any position that varies from or is inconsistent with the agreed allocation in any filing made by such party with the Internal Revenue Service (“IRS”) or any other governmental or regulatory authority.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

     The Seller Parties hereby jointly and severally represent and warrant to Buyer as follows:

     Section 3.1. Organization and Power. Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Nevada. Sellers have full power and authority to own their properties and conduct the business presently being conducted by them. Each Trust is a duly established trust and is validly subsisting, Lewis is the sole trustee of each Trust, and as trustee, Lewis has all the necessary power, authority and capacity to enter into this Agreement and consummate the transactions contemplated by this Agreement on behalf of the Trusts. Each Seller Party each has full legal power, authority and capacity to execute this Agreement and to consummate the transactions contemplated by this Agreement.

     Section 3.2. Authorization. The execution, delivery and performance of this Agreement by Sellers have been duly authorized and approved by all requisite action on the part of their managers and members. This Agreement constitutes the valid and binding obligation of each of the Seller Parties and is enforceable against each of the Seller Parties in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors’ rights generally and by equitable principles.

     Section 3.3. No Conflict. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not (a) violate any law, judgment, order, decree statute, ordinance, rule or regulation applicable to any Seller Party, or any permit, license or approval of any Governmental Entity, (b) conflict with any provision of either Seller’s articles of organization (or equivalent) or operating agreement, (c) conflict with any Trust’s declaration or agreement of trust (or equivalent instrument), (d) result in any violation of, and will not conflict with, or result in a breach of any terms of, or constitute a default under, any mortgage, license, instrument or agreement to which any Seller Party is a party or by which any Seller Party or any of the Purchased Assets is bound or create any Lien upon any of the Purchased Assets, or (e) except as set forth on Schedule 3.3, require any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other Person.

     Section 3.4. Title to Purchased Assets. (a) Sellers have good, valid and marketable title to all of the Purchased Assets, free and clear of all Liens, except those Liens set forth on Schedule 3.4 (“Permitted Liens”). No other party has any rights or claims to possession of any of the Purchased Assets. None of the Purchased Assets are subject to any option, contract, arrangement or understanding that would restrict Sellers’ ability to transfer the Purchased Assets to Buyer as contemplated herein. The Purchased Assets constitute all assets, rights and properties used by Sellers to operate, or necessary to operate the Business as operated by Sellers prior to Closing. No Related Person (including, without limitation, the Trusts or Lewis) owns, leases or licenses assets, properties or other rights used in the conduct of the Business. All employees engaged in conducting the Business are employees of Sellers.

     (b) Without limiting the generality of Section 3.4(a), Omega Systems of North America Inc. and Tri-Core Systems Inc. (together, the “Predecessor Corporations”) were initially formed by Lewis to engage in the Business, were owned by the parties and in the percentages set forth on Schedule 3.4(b) and engaged in the Business until Lewis determined to operate instead through limited liability companies, whereupon all of the assets and properties of such entities were fully and properly transferred and assigned to Sellers, such that Sellers legally and properly succeeded to all of the assets, properties, rights and business of the Predecessor Corporations. The names listed on Schedule 3.4(b) have been incorrectly used from time to time in documents, records and other contexts to refer the Predecessor Corporations, Sellers or the Trusts, but no entities having such names in fact ever existed.

     Section 3.5. Condition of Purchased Assets. As of the Closing, all of the tangible property included in the Purchased Assets is in good operating condition and repair, ordinary wear and tear excepted, and in the state of maintenance, repair and operating condition required for the proper operation and use thereof immediately prior to Closing in the ordinary and usual course of business by Sellers.

     Section 3.6. Financial Statements. Sellers have delivered to Buyer financial information respecting Sellers (the “Financial Statements”), as follows: (i) the Reference Date Balance Sheet, a copy of which is attached hereto as Schedule 3.6; (ii) unaudited, consolidated profit and loss statements of Sellers for the year ended as of the Reference Date; (iii) unaudited, consolidated balance sheet for Sellers as of June 30, 2004; and (iv) unaudited, consolidated profit and loss statements for Sellers for the 6 months ended June 30, 2004. The Financial Statements were prepared by Sellers in accordance with Sellers’ past practices and consistently applied methodologies and fairly present the financial position and results of operations of Sellers for the periods then ended and the financial position of Sellers at the dates thereof, all on a cash basis. Sellers’ books of account are and, during the periods covered by the Financial Statements were, correct and complete in all material respects, fairly and accurately reflect or reflected the income, expenses, assets and liabilities of Sellers, including the nature thereof and the transactions giving rise thereto (where applicable, on a cash basis), and provide or provided a fair and accurate basis for the preparation of the Financial Statements.

     Section 3.7. Accounts Receivable; Credits. The Accounts Receivable recorded on the books of Sellers are bona fide and good, and are collectible in the amounts shown on the books of account of Sellers. No Account Receivable has been released by Sellers, in whole or in part, so as to reduce its value. There are no outstanding customer credits or allowances (including allowances for bad debts) which have been authorized by Sellers prior to the Closing Date.

     Section 3.8. Pre-Bill. Sellers have not pre-billed or received prepayment for products to be sold, services to be rendered, or expenses to be incurred subsequent to the Closing Date, except in the ordinary course of business and consistent with Sellers’ prior practices.

     Section 3.9. Litigation. There is no suit, action or proceeding pending against or affecting the Seller Parties or the employees of Sellers relating to the Business, the Purchased Assets, or the transactions contemplated hereby, nor is there any such suit, action or proceeding threatened against any Seller Party or any of the employees of Sellers. Sellers and the Business are not subject to any order of a Governmental Entity.

     Section 3.10. Compliance with Law. Except as set forth on Schedule 3.10, Sellers have all necessary licenses, permits and other approvals of Governmental Entities necessary to operate the Business as now conducted, each of which is in good standing, and Sellers have conducted the Business and properly filed all necessary reports in accordance with applicable laws and regulations.

     Section 3.11. Absence of Undisclosed Liabilities. Sellers do not have any liabilities or obligations, either accrued, contingent or otherwise, which are not reflected in (i) the Reference Date Balance Sheet or (ii) this Agreement or the Schedules hereto, except as have been incurred in the ordinary course of business since the Reference Date.

     Section 3.12. Absence of Certain Changes. Since the Reference Date, neither Sellers nor the Business have or will have as of the Closing:

     (a) suffered any adverse change in its financial condition, assets, liabilities, net worth or business from that shown on the Reference Date Balance Sheet that, either individually or in the aggregate, has had a Material Adverse Effect;

     (b) suffered any damage, destruction or loss, whether or not covered by insurance, adversely affecting their properties or the Business;

     (c) declared or made or agreed to declare or make any distributions of any assets of any kind whatsoever, including without limitation any distribution of cash to Trusts;

     (d) mortgaged, pledged, hypothecated or otherwise encumbered any of their material assets, tangible or intangible;

     (e) sold or transferred any of their assets, property or rights, or canceled or agreed to cancel any of their debts or claims, except for fair value, in the ordinary course of business;

     (f) suffered any Material Adverse Effect with respect to their relationships with customers or employees, or with respect to the contracts with customers;

     (g) incurred any commitment (through negotiations or otherwise) or any liability to any labor organization, or been involved in any labor dispute;

     (h) materially increased the amount of its indebtedness, obligations or liabilities by more than Five Thousand Dollars ($5,000) in the aggregate;

     (i) entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase a material part of its assets, property or rights;

     (j) placed any orders for materials, merchandise or supplies in exceptional or unusual quantities based upon past operating practices or accepted orders from customers under conditions relating to price, terms or payment, time or delivery, or like matters materially different from the conditions regularly and usually specified on acceptance of orders for similar merchandise from customers similarly situated;

     (k) made any change in the accounting practices or methods followed by them;

     (l) engaged in any restructuring or changed their constitutive documents; or

     (m) entered into any other transaction, or been involved in any event or experienced any condition of any character, that, either individually or in the aggregate, has had a Material Adverse Effect on Sellers, any of the Purchased Assets or the Business.

     Section 3.13. Contracts. Schedule 3.13 lists all of the contracts, leases, arrangements and understandings including, without limitation, sales orders, purchase orders and distribution agreements, which relate to the Business as it is conducted by Sellers, other than the Proprietary Agreements (which are listed on Schedule 3.14) (the “Contracts”), each of which was entered into, arrived at or conducted on behalf of Sellers with appropriate authority and in accordance with Sellers’ customary practices. Neither Sellers nor, to the Seller Parties’ knowledge, the other parties to such Contracts, arrangements and understandings are in default thereof and all Contracts are valid and in effect. No customer, supplier or vendor of Sellers has given any notice or made any threat or otherwise revealed an intent to cancel or otherwise terminate its relationship with Sellers, to materially and adversely change the relationship, to substantially reduce the volume of business it currently does with Sellers or to refuse to renew any Contract when it expires.

     Section 3.14. Intellectual Property.

     (a) Except as set forth on Schedule 3.14(a), Seller either owns or possesses the perpetual, royalty-free license and other rights to use the Proprietary Rights (as defined in Section 3.14(h) below) used by Seller in connection with the Business or related to any Purchased Asset, including, without limitation, the FLEX Remittance Processing Software and any Proprietary Rights necessary to develop, manufacture, publish, market, license and sell the proprietary computer software and programs known as the FLEX Remittance Processing Software (collectively, the “Omega Software”), reference manuals, CD-ROMs and other materials and products published, marketed or licensed by Seller (collectively, the “Products”), all of which are in good standing and uncontested and free and clear of any liens or any deposit arrangements and none of the same are owned or licensed or held by any Related Person.

     (b) Except as set forth on Schedule 3.14(b), Seller is not infringing upon or, otherwise acting adversely to, any Proprietary Rights, including trade secrets, owned by any other Person or Persons. Except as set forth on Schedule 3.14(b), no claim, suit, demand, proceeding or, investigation is pending or has been asserted and, to the best knowledge of the Seller Parties, no claim, suit, demand, proceeding or investigation is threatened with respect to, based on or alleging infringement of, any such rights of any third party, or challenging the validity or effectiveness of any license for such rights, and there is no basis for any such claim, suit, demand, proceeding or investigation. Except as set forth on Schedule 3.14(b), no such

Proprietary Rights infringe or violate any Proprietary Rights of any Person. Sellers have taken all actions reasonably necessary to maintain and protect those Proprietary Rights which it owns or uses or have been licensed to Sellers.

     (c) Schedule 3.14(c) contains a list of all contracts, agreements, commitments or licenses relating to the Proprietary Rights or the Products to which each Seller is a party or by which it is bound, including, without limitation, all license agreements (including, without limitation, all forms of “shrink wrap” or “click wrap” and other license agreements), agreements for software acquisition, development agreements, author agreements, publishing agreements and OEM, VAR and other distribution agreements (the “Proprietary Rights Agreements”). The Proprietary Rights Agreements include all such contracts, agreements, commitments or licenses to which either Seller is a party or by which it is bound related to its Proprietary Rights. Sellers have delivered to Buyer true and complete copies of all of the Proprietary Rights Agreements (other than end user agreements on a form provided to Buyer in accordance with Section 3.14(f) below) prior to the execution of this Agreement. To the Seller Parties’ knowledge all of the Proprietary Rights Agreements are in full force and effect and enforceable in accordance with their terms and there is no violation or default under the Proprietary Rights Agreements. To the Seller Parties’ knowledge, no event has occurred or circumstance exists which with notice or lapse of time or both would constitute an event of default, or give rise to a right of termination or cancellation, or result in the loss or adverse modification of any right or benefit under any of the Proprietary Rights Agreements. No party to any Proprietary Rights Agreement has given either Seller written notice of or made a claim with respect to, and no Seller Party is otherwise aware of, any material breach or default under any thereof. There have been no oral or written modifications to the terms or provisions of any of the Proprietary Rights Agreements. No amount payable to either Seller or reserved under any Proprietary Rights Agreement has been assigned by either Seller or anticipated and no amount payable to either Seller under any Proprietary Rights Agreement is in arrears or has been collected in advance and to the Seller Parties’ knowledge, there exists no offset or defense to payment of any amount under a Proprietary Rights Agreement.

     (d) Sellers have the exclusive right to manufacture, develop, publish, market, license or sell the Products (all of which are listed on Schedule 3.14(d)) in any and all media and by print or electronic means. No Person other than Sellers may manufacture, develop, publish, market, license or sell the Products without the prior consent of Sellers and Sellers have not given any such consent and Sellers own, or are the exclusive licensee of, all right, title and interest in and to the Products and the exclusive right to apply for copyright protection therefor. None of the individuals or entities who have performed services in connection with the development of any of the Products, as employees or as independent contractors of Sellers, holds any proprietary rights with respect to such Products. Each of such employees and independent contractors has signed a nondisclosure and invention assignment agreement with or for the benefit of Sellers.

     (e) Schedule 3.14(e) contains a true and complete list of all software owned, developed, published or sold by either Seller, including, without limitation, the Omega Software, with all such software owned by Sellers designated by an asterisk (*) (the “Company Software”), as well as a description of any instructions or sequences of instructions, in whatever form embodied, which are included in any of the Company Software and which requires the consent (whether subject to royalty or otherwise) of a party other than Sellers in order for any such Company Software to be sold, licensed, updated, enhanced or modified or integrated with the software by Sellers, together with true and correct copies of all contracts between or among either Seller, on the one hand, and any author or licensor of the software, on the other hand.

     (f) There has been no publication or public distribution by either Seller of any of the source codes of any of the Company Software that would in any way affect the right of Sellers to seek copyright protection for the Company Software. Schedule 3.14(f) contains true and correct copies of each form of license agreement which has been used by Sellers, in connection with the marketing, license and distribution of the Company Software. Each end user of the Company Software has either signed a license agreement or has acquired the Company Software pursuant to a so-called “shrink wrap” or “click wrap” license with Sellers. With respect to any contracts pertaining to the Company Software entered into by either Seller, Sellers have licensed the Company Software and not sold it, thus retaining ownership of the Company Software. The Seller Parties are not aware of any claims actually or purporting to be within the scope of the warranty coverage afforded to purchasers of any of the Company Software, or of any efforts, omissions or failures to perform. There are no bugs in any of the Company Software reasonably detectable with normal use, and the Omega Software functions in accordance with the specifications provided to Buyer and attached as part of Schedule 3.14(f).

     (g) Schedule 3.14(g) contains a true and complete list of all trademarks, trademark registrations, and applications therefor, service marks, service names, trade names, domain names, patents and patent applications, copyrights and copyright registrations, and applications therefor, wholly or partially owned, licensed held or used by either Seller or in the conduct of the Business.

     (h) For purposes hereof, “Proprietary Rights” shall mean know-how, technology or other intellectual property, including, without limitation, all trade secrets, customer and vendor information, lists and databases, including, without limitation, customer, mailing and subscription lists, proprietary processes, methods and apparatus, information not known to the general public, any literary work, whether or not copyrightable, ideas, concepts, designs, discoveries, formulae, patents, patent applications, product and service developments, inventions, improvements, processes, disclosures, trademarks, trademark applications, trade names, fictional business names, service marks, copyrights, copyright applications, logos, all rights in internet web sites and internet domain names, software, source codes and materials, object codes and materials, algorithms, techniques, architecture, mask work rights, prototypes, engineering and design models, information with respect to firmware and hardware, and any information relating to any product or program which has either been developed, acquired or licensed for or by Seller, including the maintenance, modification or enhancement thereof and all publishing and manufacturing information (including with respect to custom chips, boards and other components) and all license agreements (whether as licensor or licensee) relating thereto.

     Section 3.15. Real Property. Schedule 3.15 contains a true and complete description of all interests in real property held by either Seller including, without limitation, all fee interests, all surface ownership rights, life estates, leases, leasehold interests and easements, and the agreements which document those interests (the “Real Property”). Sellers have good and marketable title to those interests in the Real Property indicated as held by Sellers on Schedule 3.15, and no improvement or structure on the Real Property encroaches on any adjacent property or conflicts with the rights of any owner thereof. The Real Property is not subject to any zoning ordinance, Lien, or other restriction or encumbrance which would have a Material Adverse Effect on the Business or the use and enjoyment of such property in the manner in which such property is currently used and enjoyed. There are no defaults by either Seller or any other party to the leases or other agreements listed on Schedule 3.15, and such agreements are valid and in effect on the Closing Date. To the best of the Seller Parties’ knowledge, there is no planned or threatened taking or condemnation of all or any part of the Real Property.

     Section 3.16. Environmental Matters. Sellers are not now and have not been in the past in material violation of any applicable statute, law or regulation relating to the environment or occupational health and safety and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by Sellers or, to the knowledge of the Seller Parties’, by any other Person on the Real Property. For the purposes of the preceding sentence, “Hazardous Materials” shall mean (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials or (b) any petroleum products or nuclear materials.

     Section 3.17. Labor; ERISA. (a) Except as set forth on Schedule 3.17, neither Seller is, and, as of the Closing Date will not be, a party to any employment, severance or consulting agreement or to any collective bargaining agreement, nor are its employees members of a collective bargaining unit or union, nor has there been any unionization activity. Sellers have complied with all laws relating to the employment of labor, including provisions relating to wages, hours, collective bargaining, and the payment of unemployment, workers’ compensation, Social Security, payroll, withholding and similar Taxes, and are not liable for any arrears of wages, compensation fund contributions or any Taxes or penalties for failure to comply with such laws. Schedule 3.17 attached hereto contains a list of all persons employed by either Seller at the Closing Date with their respective current salaries, any commission compensation received during the last twelve (12) months and a description of all benefits provided by Sellers to their employees. No employee of either Seller has given any notice or made any threat, or otherwise revealed an intent, to cancel or otherwise terminate his or her relationship with such Seller or indicated an intention not to accept employment with Buyer, if employment is offered. At the Closing Date, all employees are terminable at will by Sellers and will be free of all employment obligations to Sellers and all non-competition and confidentiality covenants in favor of Sellers and will be free to become employees of Buyer, if Buyer so desires.

     (b) Schedule 3.17 lists of all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and any other plans pursuant to which either Seller has any continuing obligation to provide benefits (including without limitation, equity, deferred compensation, severance, retirement, and medical or life insurance) to any present or former employee, or any beneficiary thereof. Sellers have furnished Buyer with a complete and accurate copy of each such plan. No such plan requires Buyer to assume any employment, compensation, fringe benefit, pension, profit sharing or deferred compensation agreement or plan in respect of any employee, and Sellers do not and have not contributed to or maintained a “multiemployer plan” (as defined in ERISA Section 3(37)).

     Section 3.18. Taxes.

     (a) Sellers have prepared and filed or caused to be prepared and filed, all federal, state, local and foreign returns, estimates, information statements and reports, including without limitation, all informational returns (“Returns”) relating to any and all Taxes concerning or attributable to Sellers, the Purchased Assets or the Business which Sellers are required to file on or before the Closing and such Returns were true and accurate and were completed in accordance with applicable law when filed.

     (b) Sellers have (i) paid all Taxes they are required to pay and (ii) withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, and Sellers have not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against either Seller.

     (c) No audit or other examination of any Return of either Seller is presently in progress, nor have Sellers been notified of any request for such an audit or other examination.

     (d) Sellers do not have any liabilities for unpaid Taxes which have not been accrued or reserved against on the Reference Date Balance Sheet, whether asserted or unasserted, contingent or otherwise, and no Seller Party has any knowledge of any basis for the assertion of any such liability attributable to Sellers, the Purchased Assets or the Business.

     (e) The transactions contemplated herein are not subject to the tax withholding provisions of Code Section 3406 or Subchapter A of Chapter 3 of the Code or any other provision of law.

     Section 3.19. Capitalization; Relationships with Related Persons. (a) Omega Voting Trust is the sole member of Omega and Tri-Core Holding Trust is the sole member of Tri-Core, and other than such membership interests of Sellers held by the Trusts, there are no outstanding interests or other equity securities or rights of either Seller. The settlor, trustee and beneficiaries (or equivalent) of each Trust are set forth on Schedule 3.19(a) and there are no other interests in any Trust granted to or held by any party.

     (b) Neither the Trusts, Lewis nor any other Related Person of either Seller, any Trust or Lewis has any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Business, except that Lewis is the landlord of Seller’s leased office space. Neither Sellers, Trusts nor Lewis nor any Related Person of Sellers, Trusts or Lewis, is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (a) had business dealings or a material financial interest in any transaction with the Business, or (b) engaged in competition with Sellers with respect to any line of the products or services of Sellers (a “Competing Business”) in any market presently served by Sellers. Neither Trusts, Lewis nor any other Related Person of Sellers, Trusts or Lewis is a party to any Proprietary Agreement or Contract.

     Section 3.20. Brokers. Except as set forth on Schedule 3.20, there are no claims for brokerage commissions, finder’s fees or similar compensation arising out of or due to any act of or on behalf of any Seller Party in connection with the transactions contemplated by this Agreement.

     Section 3.21. Insurance. Sellers are adequately insured in respect of the Business and the Purchased Assets and will continue to be so insured with respect to all events occurring prior to the Closing Date, in accordance with past practices.

     Section 3.22. Powers of Attorney. No Person has any power of attorney to act on behalf of either Seller in connection with any of its properties or business affairs other than such powers to so act as normally pertain to the managers of Sellers.

     Section 3.23. Debt. Set forth in Schedule 3.23 hereto is a complete and correct list of all Debt of Sellers other than trade debt incurred in the ordinary course of business, none of which is overdue unless such trade debt is being contested diligently and in good faith by appropriate proceedings and appropriate cash reserves have been established therefor. The maximum principal or face amounts of the obligations set forth, which are outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule.

     Section 3.24. Statements not Misleading. The Seller Parties have disclosed all facts, events or transactions which are material to the Purchased Assets and the Business. No representation or warranty of the Seller Parties or document furnished by the Seller Parties hereunder is false or inaccurate in any material respect or contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Sellers, as of the Closing Date, as follows:

     Section 4.1. Organization and Power of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to own its properties and conduct the business presently being conducted by it, to execute this Agreement, and to consummate the transactions contemplated by this Agreement.

     Section 4.2. Authorization; Shares Duly Issued. The execution, delivery and performance of this Agreement by Buyer have been duly authorized and approved by all requisite action on the part of Buyer, and this Agreement constitutes the valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors’ rights generally and by equitable principles.

     Section 4.3. No Conflict. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not, (a) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to Buyer, or any permit, license or approval of any Governmental Entity, (b) conflict with any provision of Buyer’s certificate of incorporation or by-laws, (c) result in any violation of, and will not conflict with, or result in a breach of any terms of, or constitute a default under, any mortgage, instrument or agreement to which Buyer is a party or by which Buyer is bound, or (d) require any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other third party, which, in the case of clause (c) or (d), would have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

     Section 4.4. Brokers. There are no claims for brokerage commissions, finder’s fees or similar compensation arising out of or due to any act of or on behalf of Buyer in connection with the transactions contemplated by this Agreement.

ARTICLE 5

COVENANTS

     Section 5.1. Further Assurances. The Seller Parties will provide such other information, and execute and deliver all such other and additional instruments, notices, releases, undertakings, consents and other documents, and will do all such other acts and things, as may be reasonably requested by Buyer as necessary to assure to Buyer all the rights and interests granted or intended to be granted under this Agreement. The Seller Parties shall take or shall cause to be taken such other reasonable actions as Buyer may require more effectively to transfer, convey and assign to, and vest in, Buyer, and put Buyer in possession of, the Purchased Assets as contemplated by this Agreement. In the event that any of the Purchased Assets cannot be fully and effectively transferred to Buyer without the consent of a third party or parties, and if at the Closing Buyer shall have waived its right to receive at the Closing such consent, the Seller Parties shall thereafter be obligated to use their best efforts to assure to Buyer the benefits of such contract, commitment, other arrangement or other Purchased Asset.

     Section 5.2. Covenants not to Compete.

     (a) Non-Competition. For the Non-Compete Period (as that term is defined below), no Seller Party shall, directly or indirectly, anywhere in the world (the “Territory”) engage in competition with Buyer or an affiliate thereof, in any manner or capacity (e.g., as an advisor, principal, agent, partner, member, officer, director, shareholder, employee, member of any association, or otherwise), in (i) the Business (together, the “Competitive Activities”), or (ii) in the design, development, manufacture, distribution, marketing, licensing or selling of products, services or systems which are competitive with the products, services or systems being sold, marketed or produced by, or which are under development by, Buyer or an affiliate thereof at the time of the Closing or during the Non-Compete Period, in the case of this clause (ii), to the extent known to any Seller Party, or that would be known to the Seller Parties assuming a review of the www.opensolutions.com website and of all publicly available SEC filings of Open Solutions Inc., Buyer’s parent company. No Seller Party shall own, participate in the ownership of, lend money, guarantee loans, make gifts of money or other property, or otherwise lend financial or other assistance in any form to any Person, firm, association, partnership, venture, corporation or other business entity which is engaged in, or will within the Non-Compete Period engage in, any of the activities prohibited by this Section 5.2.

     (b) Limitation on Covenant. Ownership by a Seller Party, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 5.2.

     (c) Employees. During the Non-Compete Period, no Seller Party shall, either on its or his own account or in conjunction with or on behalf of any other Person, firm or company, employ, solicit, entice away or attempt to employ, solicit or entice away from Buyer or any affiliate of Buyer any person who at the date hereof is, or at the date of or within the year preceding such employment, solicitation, enticement or attempt shall have been, an officer, manager, consultant or employee of Buyer or any affiliate of Buyer.

     (d) Confidentiality. No Seller Party will at any time hereafter make use of or disclose or divulge to any Person (other than to officers or employees of Buyer whose province it is to know the same) any information (other than any information properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction) relating to Buyer or the Business, the identity of the customers and suppliers of Buyer or the Business, or the products, finances, contractual arrangements, business or methods of business of Buyer or the Business and shall use its and his best endeavors to prevent the publication or disclosure of any such information. Each Seller Party acknowledges that many of the Purchased Assets are trade secrets which Buyer has purchased and which the Seller Parties are forever restricted from using or disclosing. If, in connection with the business or affairs of Sellers, any Seller Party shall have obtained trade secrets or other confidential information belonging to any third party under an agreement which contained restrictions on disclosure by any Seller Party, then the Seller Parties will not at any time infringe such restrictions.

     (e) Injunctive Relief. The Seller Parties acknowledge that any violation of any provision of this Section 5.2 will cause irreparable harm to Buyer, that damages for such harm will be incapable of precise measurement and that, as a result, Buyer will not have an adequate remedy at law to redress the harm caused by such violations. Therefore, in the event of a violation of Section 5.2 by any Seller Party, each Seller Party agrees that, in addition to its other remedies, Buyer shall be entitled, without the necessity of either proof of actual damage or the posting of a bond, to injunctive relief, including but not limited to an immediate temporary injunction, temporary restraining order and/or preliminary or permanent injunction to restrain or enjoin any such violation. Each Seller Party acknowledges that any violation of this Section 5.2 will cause Buyer irreparable harm and that such irreparable harm will affect Buyer at its principal place of business in Glastonbury, Connecticut, and, therefore, each Seller Party does hereby submit to jurisdiction before any state or federal court sitting in the State of Connecticut, at Buyer’s election, and each Seller Party hereby waives any right to raise the question of jurisdiction and venue in any action that Buyer may bring in any such court against any Seller Party.

     (f) Severability. The parties understand and agree that the covenant set forth in this Section 5.2 shall be construed as a series of separate covenants not to compete, one covenant for each country, state and province within the Territory, one for each separate line of the Competitive Activities, and one for each month of the Non-Compete Period. Should any clause, portion or paragraph of this Section 5.2 be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Section 5.2. Should any particular covenant or restriction, including but not limited to the covenants and restrictions of Section 5.2(a), 5.2(c) and 5.2(d), be held to be unreasonable or unenforceable for any reason, including without limitation the time period, geographical area and scope of activity covered by such covenant, then a court may modify any such covenant or restriction in order to give it effect and allow it to be enforced to the greatest extent that would be reasonable and enforceable.

     (g) Acknowledgment. Each Seller Party acknowledges that this covenant not to compete is a mandatory condition precedent to the Closing of the transactions contemplated by this Agreement, and that, in the absence of the preceding covenant not to compete, Buyer would not have consented to the Closing.

     (h) Sellers’ and Trusts’ Non-Compete Period.

     (i) With respect to Sellers and Trusts, the Non-Compete Period shall be three (3) years after the Closing Date or, if ordered by a court of competent jurisdiction, one of the periods of time listed in clause (ii).

     (ii) If ordered by a court of competent jurisdiction, the Non-Compete Period for a Seller or Trust shall be one of the following periods of time:

     (A) two (2) years and six (6) months from the Closing Date;

     (B) two (2) years from the Closing Date;

     (C) one (1) year and six (6) months from the Closing Date;

     (D) one (1) year from the Closing Date; or

     (E) six (6) months from the Closing Date.

     (i) Lewis’ Non-Compete Period. With respect to Lewis, the Non-Compete Period shall be one (1) year after the Closing Date or, if ordered by a court of competent jurisdiction, six (6) months from the Closing Date.

     Section 5.3. Use of Names. From and after the Closing Date, all Seller Parties shall cease to use the names Omega, Omega Systems, Tri-Core and Tri-Core Systems or any similar name (the “Names”) and, as indicated in Section 2.7(c), shall change their names at Closing.

     Section 5.4. Passage of Title and Risk of Loss. Legal title, equitable title, and risk of loss with respect to the property and rights to be transferred hereunder shall not pass to Buyer until the property or right is transferred at the Closing and possession thereof is delivered to Buyer.

     Section 5.5. Transfer of Goodwill and Business. From and after the Closing Date, the Seller Parties shall, when requested to do so by Buyer, provide reasonable good faith assistance to effectuate a smooth transfer of the Business and goodwill to Buyer.

     Section 5.6. Expenses; Transfer Taxes. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. Any sales, use, franchise, conveyance or other transfer Tax which becomes payable by any of the parties to this Agreement as a result of the conveyance and transfer from Sellers to Buyer of the Purchased Assets or otherwise as a result of the transactions contemplated hereby and any other transfer or documentary Taxes or any filing or recording fees applicable to such conveyance and transfer shall be paid by the Seller Parties, and the Seller Parties shall promptly provide Buyer with proof of payment of such Taxes, provided that the allocation specified in Section 2.9 or established pursuant to Section 2.9 shall be followed for purposes of determining the amount of such Taxes.

     Section 5.7. Taxes.

     (a) Continuing Obligation. The Seller Parties shall be responsible for and pay or cause to be paid when due all of Sellers’ Taxes attributable to, levied or imposed upon or incurred in connection with the Purchased Assets or the Business relating or pertaining to the period (or that portion of any period) ending on or prior to the Closing Date. The Seller Parties shall continue to timely file within the time period for filing, or any extension granted with respect thereto, all of Sellers’ Returns required to be filed in connection with the Purchased Assets and such Returns shall be true and correct and completed in accordance with applicable laws.

     (b) Status at Closing. At Closing, Sellers shall have (i) paid or cause to be paid all Taxes they are required to pay as of such time, and (ii) withheld with respect to their employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld as of such time, if any.

     (c) Tax Elections. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Purchased Assets shall be made by Sellers after the date of this Agreement without the prior written consent of Buyer.

     (d) Cooperation and Records Retention. The Seller Parties and Buyer shall each (i) provide the others with such assistance as may reasonably be requested by any of them in connection with the preparation of any Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to liability for Taxes, (ii) retain and provide the others with any records or other information which may be relevant to such Return, audit or examination, proceeding or determination, and (iii) provide the others with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Return of the others for any period. Without limiting the generality of the foregoing, Buyer and the Seller Parties shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Returns, supporting work schedules and other records or information which may be relevant to such Returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

     Section 5.8. Employment Matters. Sellers will terminate, effective upon Closing, the employment of all employees of the Business whom Buyer has indicated a desire to employ, and Sellers shall pay all compensation or other money due to such employees with respect to their employment and termination by Sellers through and including the Closing Date. The Seller Parties shall cooperate with Buyer in Buyer’s efforts to hire such employees as Buyer deems desirable for the continuation of the Business, and Sellers shall, and hereby do, release those employees who accept employment with Buyer from their obligations under any non-competition or confidentiality agreement in favor of Sellers, to the extent necessary to allow them to become employed by Buyer.

ARTICLE 6

INDEMNIFICATION

     Section 6.1. Indemnified Losses. For the purpose of this Article 6 and when used elsewhere in this Agreement, “Losses” shall mean and include any and all liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation or injury including those resulting from any and all actions, suits, proceedings, demands, assessments or judgments, together with reasonable costs and expenses including the attorneys’ fees and other legal costs and expenses relating thereto.

     Section 6.2. Indemnification By Seller, Trust and Lewis. The Seller Parties hereby jointly and severally agree to indemnify and hold harmless Buyer against and in respect of any Losses which arise out of or result from:

     (a) any breach by any Seller Party of any representation or warranty of any Seller Party made herein or in any certificate, document, writing or instrument delivered by any Seller Party pursuant to this Agreement;

     (b) any breach by any Seller Party of any covenant or obligation of such Seller Party in this Agreement or in any certificate, document, writing or instrument delivered by any Seller Party pursuant to this Agreement;

     (c) any liability or obligation of either of Sellers or the Business as operated through the Closing Date or otherwise arising out of the ownership or operation of Sellers, the Business or the Purchased Assets prior to the Closing, other than the Assumed Liabilities, whether or not such liability or obligation was disclosed to Buyer, including, without limitation, sales and use Taxes for all periods ending on or prior to the Closing Date;

     (d) any liability or obligation of any Inactive Entity;

     (e) any noncompliance with bulk sales or fraudulent conveyance laws with respect to the transactions contemplated by this Agreement; and

     (f) as provided in Section 6.4 hereof.

     Section 6.3. Indemnification By Buyer. Subject to the limitations set forth in this Article 6, Buyer agrees to indemnify and hold harmless Sellers against and in respect of any Losses which arise out of or result from:

     (a) any breach by Buyer of any representation or warranty of Buyer made herein or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

     (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

     (c) the Assumed Liabilities; and

     (d) as provided in Section 6.5 hereof.

     Section 6.4. Third Party Claims Against Buyer. The Seller Parties further agree to jointly and severally indemnify and hold Buyer harmless from and against any and all Losses resulting from causes of action or claims of any kind asserted by unrelated third parties arising from any liability of any nature incurred in connection with any action, suit, proceeding, claim or demand by any person or entity where any of the alleged or actual breach, default, act, omission or other grounds therefore is attributable to events occurring prior to the Closing and related to any Seller Party, the Business, the Purchased Assets or the Inactive Entities, including, without limitation, any and all Losses attributable to goods, products and services provided by Sellers prior to the Closing Date, whether or not such litigation, proceeding or claim is pending, threatened, or asserted before, on or after the Closing Date.

     Section 6.5. Third Party Claims Against Seller. Subject to the limitations set forth in this Article 6, Buyer further agrees to indemnify and hold Sellers harmless from and against any and all Losses resulting from causes of action or claims of any kind asserted by unrelated third parties arising from any liability of any nature incurred in connection with any action, suit, proceeding, claim or demand by any person or entity where any of the alleged or actual breach, default, act, omission or other grounds therefore is attributable to events occurring after the

Closing and related to Buyer or the Purchased Assets, whether or not such litigation, proceeding or claim is pending, threatened, or asserted before, on or after the Closing Date.

     Section 6.6. Procedures; No Waiver; Exclusivity. All claims for indemnification by a party pursuant to this Article 6 shall be made in accordance with the provisions of this Section 6.6. The party entitled to indemnification under this Article 6 (the “Indemnified Person”) shall give prompt written notification to the Person obligated to provide such indemnification (the “Indemnifying Person”) of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article 6 may be sought; provided, however, that, subject to the limitations set forth in Section 6.8, if applicable, no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person from any liability or obligation under this Article 6 except to the extent of any damage or liability caused solely by or arising out of such delay. Within 20 days after delivery of such notification, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided (i) the Indemnifying Person acknowledges in writing to the Indemnified Person that the Indemnifying Person shall indemnify the Indemnified Person with respect to all elements of such action, suit or proceeding and any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding, and (ii) the third party seeks monetary damages only. If the Indemnifying Person does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own expense; provided, that if the Indemnifying Person assumes control of such defense and the Indemnified Person is advised by counsel in writing that the Indemnifying Person and the Indemnified Person may have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered “Losses” for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. An Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Person, which shall not be unreasonably withheld or delayed. The Indemnifying Person shall not agree to any settlement or the entry of a judgment in any action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld (it being understood that it is reasonable to withhold such consent if, among other things, the settlement or the entry of a judgment (A) lacks a complete release of the Indemnified Person for all liability with respect thereto or (B) imposes any liability or obligation on the Indemnified Person).

     Section 6.7. Set-Off. (a) Buyer shall be entitled to a set-off against the Escrow Funds for any amounts payable to Buyer pursuant to this Article 6 or under Sections 2.3 or Section 2.4 (a “Claimed Set-Off”). Nothing in this Section 6.7 shall be construed or interpreted as a limitation on Buyer’s right to indemnification in accordance with this Article 6.

     (b) Buyer shall give the Seller Parties written notice of any Claimed Set-Off. Except in the case of a Claimed Set-Off made pursuant to Section 2.3 or 2.4 of this Agreement, the Seller Parties shall have thirty (30) days from the date of Buyer’s written notice to object to the

Claimed Set-Off. The Seller Parties shall make any objection to a Claimed Set-Off in writing and shall forward the same to both Buyer and the Escrow Agent in the case of a claim against the Escrow Funds (an “Escrow Claim”). If the Seller Parties do not timely object to an Escrow Claim, or in the case of any Claimed Set-Off made pursuant to Section 2.3 or 2.4 of this Agreement, Buyer may give unilateral written notice to the Escrow Agent to release a portion of the Escrow Funds equivalent to the Claimed Set-Off, which written notice the Seller Parties hereby acknowledge to be sufficient to authorize the Escrow Agent to release the Escrow Funds as directed by Buyer.

     (c) If the Seller Parties do timely object to a Claimed Set-Off, except in the case of a Claimed Set-Off made pursuant to Section 2.3 or 2.4 of this Agreement, the Escrow Agent shall not release any portion of the Escrow Funds to Buyer until the Escrow Agent receives instructions which are signed by Buyer and any one of the Seller Parties, or until the dispute has been definitively resolved by court proceedings. If the Seller Parties do timely object and the Seller Parties and Buyer are unable to agree to the amount of the Claimed Set-Off within thirty (30) days, either the Seller Parties or Buyer may institute court proceedings for a determination of the amount of the Claimed Set-Off. If the Seller Parties object to a Claimed Set-Off, or during the pendency of their thirty (30) day notice period, Buyer may require the Escrow Agent to retain a portion of the Escrow Funds to cover an Escrow Claim in an amount equal to 150% of the amount of the Escrow Claim asserted by Buyer, by giving the Escrow Agent unilateral written notice to retain said portion of the Escrow Funds, which written notice the Seller Parties hereby acknowledge to be sufficient to authorize the Escrow Agent to retain said portion of the Escrow Funds as directed by Buyer, and in which event the Escrow Agent shall not release said portion of the Escrow Funds to Sellers in accordance with the Escrow Agreement until the Escrow Agent receives instructions which are signed by both Buyer and one of the Seller Parties, or until the dispute has been definitively resolved by court proceedings.

     Section 6.8. Survival. All representations and warranties made by the Seller Parties and Buyer herein (except for those set forth in Sections 3.1, 3.2, 3.4, 3.14, 4.1 and 4.2, which shall survive indefinitely and those set forth in Sections 3.16, 3.17 and 3.18, which shall survive until expiration of the applicable statute of limitation), or in any certificate, document, writing or instrument delivered pursuant to this Agreement, shall survive the Closing for a period of eighteen (18) months following the Closing Date. No claim may be asserted under Section 6.2(a) or 6.3(a) with respect to breach of a representation or warranty after the date that is the eighteen (18) month anniversary of the Closing Date (except for claims for breach of a representation or warranty set forth in Section 3.1, 3.2, 3.4, 3.14, 3.16, 3.17, 3.18, 4.1 or 4.2), provided that claims as to which written notice is given prior to such date may be prosecuted thereafter. The indemnity obligations set forth in Sections 6.2(b), (c), (d) and (e), Sections 6.3(b) and (c), Section 6.4 and Section 6.5 shall survive indefinitely.

     Section 6.9. Certain Limitations. Notwithstanding any other provision of this Article 6, the Seller Parties shall not be liable to Buyer under Section 6.2(a) for breach of representations and warranties (a) until the total of all Losses with respect to such matters exceeds $25,000, after which the Seller Parties shall be liable only for the amount of such Losses that exceed $25,000 (the “Deductible”), and (b) for Losses in excess of the Purchase Price (the “Cap”), provided that the Seller Parties’ liability under Section 6.2(a) for Losses that arise from the breach of the representations and warranties of the Seller Parties set forth in Sections 3.1, 3.2, 3.4, 3.14, 3.16, 3.17 and 3.18 shall not be subject to the Cap. Nothing set forth in this Section 6.7 limits the Seller Parties’ liability and obligations under Sections 2.3, 2.4, 6.2(b), 6.2(c), 6.2(d), 6.2(e) or 6.4, or under any other Section or provision of this Agreement, except for Section 6.2(a) , notwithstanding the fact that the facts or circumstances giving rise to a claim under any such Section also constitute a breach of a representation or warranty and/or give rise to a claim under Section 6.2(a).

     Section 6.10. Exclusive Remedy. The provisions of this Article 6 set forth the sole and exclusive remedy of the parties hereto with respect to any matter or event described in this Article 6, provided however that the provisions of this Article 6 shall not limit the rights or remedies of Buyer with respect to the breach of Sections 5.2 or 5.3.

ARTICLE 7

MISCELLANEOUS

     Section 7.1. Notices. All notices, requests, demands and other communications hereunder shall be in writing and delivered personally or sent by overnight delivery, postage prepaid to the addresses set forth below:

     To Buyer:

Open Solutions Inc.
300 Winding Brook Drive
Glastonbury, CT 06033
Attention: Chief Financial Officer

     With a copy to:

Thomas N. Tartaro, Esq.
Vice President & General Counsel
Open Solutions Inc.
300 Winding Brook Drive
Glastonbury, CT 06033

     To any Seller Party:

c/o Evan P. Lewis
1282 Bell Drive
Cortland, NY 13053

     Section 7.2. Entire Agreement. This Agreement (including the schedules and exhibits hereto) constitutes the sole understanding of the parties with respect to the subject matter hereof.

     Section 7.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 7.4. Parties in Interest; Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns, provided that no Seller Party may not assign or delegate this Agreement or any right, liability or obligation hereunder without Buyer’s prior written consent and any assignment or delegation by any Seller Party without the prior written consent of Buyer shall be void and of no force or effect.

     Section 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without reference to its conflicts of laws principles.

     Section 7.6. Schedules and Headings. All of the schedules and exhibits attached hereto are a part of this Agreement and all of the matters contained therein are incorporated herein by reference. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute part of this Agreement.

     Section 7.7. Amendment. This Agreement may be amended only by the parties hereto by any instrument in writing signed by or on behalf of each of the parties hereto.

     Section 7.8. Waiver. Any term or provision of this Agreement may be waived only in writing by the party or parties who are entitled to the benefits being waived.

     Section 7.9. Joint and Several Liability. All obligations and liabilities of either Seller, any Trust and/or Lewis under this Agreement shall be the joint and several obligations and liabilities of all of the Seller Parties.

     Section 7.10 Press Release. No Seller Party shall make any public announcement or issue any press release relating to this Agreement, the or any related agreements or transactions contemplated hereby or thereby, provided however, that nothing herein shall prevent the Seller Parties from making any disclosure required by law.

[The remainder of this page is intentionally left blank; the next succeeding page is a signature page.]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the date first above written.

OMEGA SYSTEMS OF NORTH AMERICA LLC		OPEN SOLUTIONS INC.

By:	/s/ Evan P. Lewis	By:	/s/ Carl D. Blandino

	Name: Evan P. Lewis		Name: Carl D. Blandino
	Title: Sole Trustee		Title: Senior Vice President and CFO

TRI-CORE SYSTEMS ENTERPRISES, LLC

By:	/s/ Evan P. Lewis

Name: Evan P. Lewis
Title: Sole Trustee

OMEGA SYSTEMS OF NORTH AMERICA VOTING TRUST

By:	/s/ Evan P. Lewis

Evan P. Lewis, sole Trustee

OMEGA SYSTEMS OF NORTH AMERICA HOLDING TRUST

By:	/s/ Evan P. Lewis

Evan P. Lewis, sole Trustee

TRI-CORE HOLDING TRUST

By:	/s/ Evan P. Lewis

Evan P. Lewis, sole Trustee

EVAN P. LEWIS, individually

Omitted Schedules

     Pursuant to Item 601(b)(2) of Regulation S-K promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, Open Solutions Inc. (the “Company”) has, with respect to the Asset Purchase Agreement, dated as of July 23, 2004, among Omega Systems of North America LLC, Evan P. Lewis, as sole trustee of Omega Systems of North America Voting Trust, Evan P. Lewis, as sole trustee of Omega Systems of North America Holding Trust, Tri-Core Systems Enterprises, LLC, Evan P. Lewis, as sole trustee of Tri-Core Holding Trust, Evan P. Lewis and Open Solutions Inc., omitted to file the schedules listed in the table of contents herewith. These schedules will be supplementally furnished to the Commission upon request.